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                               TRIDEX CORPORATION

                                  EXHIBIT 10.2

             EMPLOYMENT AGREEMENT BETWEEN TRIDEX AND SETH M. LUKASH


                                                                   June 1, 1995

Seth M. Lukash
404 Harvest Commons
Westport, CT  06880

RE:      Employment Arrangement/Tridex Corporation ("Company")

Dear Seth:

         Confirming our recent discussions, you will continue as the Chairman and Chief Executive Officer of the Company to serve at the pleasure of the Board, and will be paid therefor the following:

                   -  Base Salary of $270,000
                   -  Participation in the Company's Incentive Compensation Plan
                   -  Life Insurance and Disability Insurance
                   - Participation in the Company's benefit plans as provided to senior management
                   -  Reimbursement for expenses upon presentation of vouchers
                   -  $1,000 per year for tax advice

         Additionally, the board of directors has agreed that you will receive a severance equal to eighteen (18) month's base pay in effect at the time of the termination of your employment other than for cause and other than as a result of a change in control, as defined in that certain Severance Agreement between you and the Company, dated April 18, 1990 as amended to the date hereof, payable in equal monthly installments over the 18-month period and a continuation of medical, dental and life insurance benefits during such time. For purposes of this paragraph, "cause" shall mean (i) your death or mental or physical incapacity, (ii) any action or inaction by you that constitutes larceny, fraud, gross negligence, a willful or negligent material representation to the directors or officers of the Company, its successors or assigns, a crime involving moral turpitude or (iii) your intentional disregard of board instructions or directives.

         Any debt you have to the Company at the time your employment is terminated shall be deducted from the severance payment ratably over the eighteen (18) month period unless you elect to pay such indebtedness in full by transfer, to the Company, Common Stock of the Company owned by you, valued at its market value at the close of business preceding the date such stock is tendered in payment of the debt.

         During the period of your employment with the Company and for the period that you receive the severance payments as set forth above, you shall not, directly or indirectly, participate in any business located in, or doing business in, North America, Western Europe, Japan, Korea, The Middle East, Central America, or South America whose activities or products are competitive with the activities or products of the Company or its affiliates.


                                             Sincerely,

                                             ------------------------------
                                             Chairman
                                             Compensation Committee

Agreed to this ______ day
of________________, 199___


- - -----------------------------------------
Seth M. Lukash



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